UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT FILED PURSUANT TO THE SECURITIES ACT OF 1933

Date of Report: August 5, 2004

GAMESTATE ENTERTAINMENT, INC.
(formerly LANWERX ENTERTAINMENT, INC./LUNA MEDICAL TECHNOLOGIES, INC.)
(Exact name of registrant as specified in its charter)
____________________________________________________________

Nevada                                98-0207745
(State or other jurisdiction of                   (IRS Employer Identification Number)
incorporation or organization)

2004 STOCK INCENTIVE PLAN
(Full Title of Plan)

900 - 555 Burrard Street, Vancouver, British Columbia, Canada  V7X 1M8
(604) 692-2810
______________________________________________________
(Address of principal executive offices)

with a copy to:
Mark L. Baum
The Baum Law Firm
580 Second Street, Suite 102
Encinitas, CA 92024
(760) 230-2300

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum Aggregate offering Price for this amended Form S-8 filing	Amount of Registration fee
Common Stock ($.001 par value)	6,000,000	$.75	$4,500,000	$570.15
(1)
This Registration Statement covers 6,000,000 shares of the Registrant's common stock, $.001 par value per share (the "Common Stock") that may be issued under the Gamestate Entertainment, Inc., 2004 Stock Incentive Plan (the "2004 Stock Plan"). This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2004 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Registrant's Common Stock.

(2)
Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993. The calculation of the registration fee is based upon a per share price of $0.75 which was the average (rounded to the nearest penny) of the high and low sales prices of the Registrant’s common stock on the three days preceding August 5, 2004, as reported on the Over-the-Counter Electronic Bulletin Board.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

Gamestate Entertainment, Inc., (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

(a)    The Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004, filed with the Commission on July 15, 2004 (File 000-26619), which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

(b)    All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in paragraph (a) above.

(c)    The description of the Registrant's common stock, which is contained in a registration statement filed on Form 10-SB, as amended, with the Commission on October 5, 1999, (File 000-26619), and Registrants Form 8-K as filed with the Commission, filed pursuant to the Exchange Act including any amendments or reports filed to update the description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be apart hereof from the date of filing of such documents.

Item 4. Description of Securities

Securities are registered under Section 12(g) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Mark L. Baum of The Baum Law Firm shall be compensated with 300,000 of the Registrant’s common shares in consideration of his preparation and filing of this Form S-8, along with additional non-capital raising and non-market-making efforts performed by The Baum Law Firm.

Item 6. Indemnification of Directors and Officers:

The Registrant’s Articles of Incorporation provide that no director or officer shall have any personal liability to the Registrant or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this shall not limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law and the payment of dividends in violation of the Nevada Revised Statutes.

At the present time, the Registrant does not have any officer-director liability insurance, nor does it have indemnification agreements with any of its directors, officers, employees or agents.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

The following is a list of exhibits filed as part of the Registration Statement:

Sequentially Exhibit Number	Description
5.1	Opinion of Mark L. Baum, Esq. regarding legality of the securities registered hereunder
10.01	2004 Stock Incentive Plan
23.1	Consent of McKay LLC
23.2	Consent of Counsel (included as part of Exhibit 5.1)
24.1	Powers of Attorney (Included as part of the signature page hereto).

Item 9. Undertakings

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

   (iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining a liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on August 5, 2004.

GAMESTATE ENTERTAINMENT, INC.
A Nevada Corporation

/s/ Rod Bartlett
By:    Rod Bartlett
Its :    CEO

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Rod Bartlett as his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461 or Instruction E of Form S-8 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Cameron King                    Date:        July 27, 2004
By:    Cameron King
Its:    Director

/s/ Connor F. Cochran                  Date:        July 27, 2004
By:
Its:    Director

/s/ Gordon Skene                     Date:        July 27, 2004
By:    Gordon Skene
Its:    Director

/s/ Rod Bartlett                      Date:        July 27, 2004
By:    Rod Bartlett
Its:    Director

/s/ Gwenda Ellwood                   Date:        July 27, 20044
By:    Gwenda Ellwood
Its:    Director

Exhibit 5.1
Consent of Counsel

Gamestate Entertainment, Inc.
Rod Bartlett
Chairman of the Board

Re: Legal Opinion for S-8 Registration Statement

Dear Mr. Bartlett:

At your request, I have examined the form of Registration Statement which Gamestate Entertainment, Inc. (the "Company") is filing with the Securities and Exchange Commission, on Form S-8 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, 6,000,000 shares of your Common Stock (the "Stock") issuable pursuant to satisfaction of conditions set forth in the 2004 STOCK INCENTIVE PLAN of the Company (the "Plan").

In rendering the following opinion, I have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and no others:

1.   Certificate of Incorporation of the Company, as amended to date;

2.   Bylaws of the Company, as amended to date;

3.   Resolutions adopted by the Board of Directors of the Company authorizing entry into the 2004 STOCK INCENTIVE PLAN;

4.   The Registration Statement;

5.   The 2004 STOCK INCENTIVE PLAN which the shares are being registered in the Registration Statement.

I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records. Based upon the foregoing, it is my opinion that: (i) the Stock to be issued under the 2004 STOCK INCENTIVE PLAN, subject to the effectiveness of the Registration Statement and compliance with applicable blue sky laws, and execution of necessary documents in accordance with the 2004 STOCK INCENTIVE PLAN as contemplated, when issued, will be duly and validly authorized, fully paid and non-assessable; and (ii) no consent, approval, order or authorization of any regulatory board, agency, or instrumentality having jurisdiction over the Company or its properties (other than registration under the Act or qualification under state securities or Blue Sky laws or clearance from the NASD) is required for the valid authorization, issuance and delivery of the Stock, or, if required, it has been obtained and is in full force and effect.

I express no opinion as to compliance with the securities or "blue sky" laws of any state in which the stock delivered upon fulfillment of the Stock Incentive Plan is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of the stock.

I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purposes of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the stock issued as described in the Registration Statement in connection with the offering described therein. Other than as provided in the preceding sentence, this opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) covers only matters of federal law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iv) may not be quoted or reproduced or delivered by you to any other person, and (v) may not be relied upon for any other purpose whatsoever. Nothing in this opinion shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

By giving you this opinion and consent, I do not admit that I am an expert with respect to any part of the Registration Statement within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Lastly, I do not express an opinion as to whether any parties who may be issued shares under the Plan are: (1) natural persons, (2) engaged in raising monies for the Company, and (3) creating or maintaining a market for the Company's securities.

The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

Very truly yours,

/s/ Mark L. Baum
Mark L. Baum

GAMESTATE ENTERTAINMENT, INC.,

2004 STOCK INCENTIVE PLAN

1.   Purpose of the Plan.   The purpose of this 2004 Stock Incentive Plan (“Plan”) of GAMESTATE ENTERTAINMENT, INC., a Nevada corporation, (“Company”) is to provide the Company with a means of compensating selected key employees (including officers) and directors of and consultants to the Company for their services rendered in connection with the development of GAMESTATE ENTERTAINMENT, INC., with shares of Common Stock of the Company.

2.   Administration of the Plan.   The Plan shall be administered by the Company’s Board of Directors (the “Board”).

2.1   Award or Sales of shares. The Company’s Board shall (a) select those key employees (including officers), directors and consultants to whom shares of the Company’s Common Stock shall be awarded or sold, and (b) determine the number of shares to be awarded or sold; the time or times at which shares shall be awarded or sold; whether the shares to be awarded or sold will be registered with the Securities and Exchange Commission; and such conditions, rights of repurchase, rights of first refusal or other transfer restrictions as the Board may determine. Each award or sale of shares under the Plan may or may not be evidenced by a written agreement between the Company and the persons to whom shares of the Company’s Common Stock are awarded or sold.

2.2   Consideration for Shares. Shares of the Company’s Common Stock to be awarded or sold under the Plan shall be issued for such consideration, having a value not less than par value thereof, as shall be determined from time to time by the Board in its sole discretion.

2.3   Board Procedures. The Board from time to time may adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Board shall keep minutes of its meetings and records of its actions. A majority of the members of the Board shall constitute a quorum for the transaction of any business by the Board. The Board may act at any time by an affirmative vote of a majority of those members voting. Such vote shall be taken at a meeting (which may be conducted in person or by any telecommunication medium) or by written consent of Board members without a meeting.

2.4   Finality of Board Action. The Board shall resolve all questions arising under the Plan. Each determination, interpretation, or other action made or taken by the Board shall be final and conclusive and binding on all persons, including, without limitation, the Company, its stockholders, the Board and each of the members of the Board.

2.5   Non-Liability of Board Members. No Board member shall be liable for any action or determination made by him in good faith with respect to the Plan or any shares of the Company’s Common Stock sold or awarded under it.

2.6   Board Power to Amend, Suspend, or Terminate the Plan. The Board may, from time to time, make such changes in or additions to the Plan as it may deem proper and in the best interests of the Company and its Stockholders. The Board may also suspend or terminate the Plan at any time, without notice, and in its sole discretion.

3.   Shares Subject to the Plan. For purposes of the Plan, the Board of Directors is authorized to sell or award up to 6,000,000 shares and/or options of the Company’s Common Stock, $0.001 par value per share (“Common Stock”).

3.1   Grants of Stock Options. Stock Options granted under the Plan shall constitute "incentive stock options" within the meaning of Section 422 of the Code, if so designated by the Board on the date of grant. The Board shall also have the discretion to grant Stock Options which do not constitute incentive stock options, and any such Stock Options shall be designated non-statutory stock options by the Board on the date of grant. The aggregate fair market value (determined as of the time an incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any Employee during any one calendar year (under all plans of the Company and any parent or subsidiary of the Company) may not exceed the maximum amount permitted under Section 422 of the Code (currently one hundred thousand dollars ($100,000.00)). Non-Statutory Stock Options (“NSO”) shall not be subject to the limitations relating to incentive stock options contained in the preceding sentence. Each Stock Option shall be evidenced by a written agreement (the "Option Agreement") in a form approved by the Board, which shall be executed on behalf of the Company and by the Employee to whom the Stock Option is granted, and which shall be subject to the terms and conditions of this Plan. The holder of a Stock Option shall not be entitled to the privileges of stock ownership as to any shares of Common Stock not actually issued to such holder.

3.2   Assignability. Options granted under this Plan may be, if designated as such, assigned to third parties.

3.3   Restrictions on Transfer. Each Stock Option granted under this Plan shall be transferable only by will or the laws of descent and distribution. No interest of any Employee under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. Each Stock Option granted under this Plan shall be exercisable during an Employee's lifetime only by such Employee or by such Employee's legal representative.

4.   Participants. All key employees (including officers) and directors of and consultants to the Company and any of its subsidiaries (sometimes referred to herein as (“participants”) are eligible to participate in the Plan. A copy of this Plan shall be delivered to all participants, together with a copy of any Board resolutions authorizing the issuance of the shares and establishing the terms and conditions, if any, relating to the sale or award of such shares.

4.1   Misconduct of an Employee. Notwithstanding any other provision of this Plan, if an Employee commits fraud or dishonesty toward the Company or wrongfully uses or discloses any trade secret, confidential data or other information proprietary to the Company, or intentionally takes any other action materially inimically to the best interests of the Company, as determined by the Committee, in its sole and absolute discretion, such Employee shall forfeit all rights and benefits under this Plan.

5.   Rights and Obligations of Participants. The award or sale of shares of Common stock shall be conditioned upon the participant providing to the Board a written representation that, at the time of such award or sale, it is the intent of such person(s) to acquire the shares for investment only and not with a view toward distribution. The certificate for unregistered shares issued for investment shall be restricted by the Company as to transfer unless the Company receives an opinion of counsel satisfactory to the Company to the effect that such restriction is not necessary under the pertaining law. The providing of such representation and such restriction on transfer shall not, however, be required upon any person’s receipt of shares of Common Stock under the Plan in the event that, at the time of award or sale, the shares shall be (i) covered by an effective and current registration statement under the Securities Act of 1933, as amended, and (ii) either qualified or exempt from qualification under applicable state securities laws. The Company shall, however, under no circumstances be required to sell or issue any shares under the Plan if, in the opinion of the Board, (i) the issuance of such shares would constitute a violation by the participant or the Company of any applicable law or regulation of any governmental authority, or (ii) the consent or approval of any governmental body is necessary or desirable as a condition of, or in connection with, the issuance of such shares.

6.   Payment of Shares. The entire purchase price of shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such shares are purchased.

7.   Adjustments. If the outstanding Common Stock shall be hereafter increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, reorganization, merger, consolidation, share exchange, or other business combination in which the Company is the surviving parent corporation, stock split-up, combination of shares, or dividend or other distribution payable in capital stock or rights to acquire capital stock, appropriate adjustment shall be made by the Board in the number and kind of shares which may be granted under the Plan.

8.   Tax Withholding. As a condition to the purchase or award of shares, the participant shall make such arrangements as the Board may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase or award.

9.   Terms of the Plan.

9.1   Effective Date. The Plan shall become effective on August 1, 2004.

9.2   Termination Date. The Plan shall terminate at Midnight on July 31, 2013, and no shares shall be awarded or sold after that time. The Plan may be suspended or terminated at any earlier time by the Board within the limitations set forth in Section 2.6.

10.   Non-Exclusivity of the Plan. Nothing contained in the Plan is intended to amend, modify, or rescind any previously approved compensation plans, programs or options entered into by the Company. This Plan shall be construed to be in addition to and independent of any and all such other arrangements. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of authority of the Board to adopt, with or without stockholder approval, such additional or other compensation arrangements as the Board may from time to time deem desirable.

11.   Compliance With Rule 16b-3. Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent that any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

12.   Governing Law. The Plan and all rights and obligations under it shall be construed and enforced in accordance with the laws of the United State of America.

Dated: July 27, 2004                   GAMESTATE ENTERTAINMENT, INC.

                       /s/ Rod Bartlett
                       By:    Rod Bartlett
                       Its:    CEO

Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549
Re: Gamestate Entertainment, Inc. – Form S-8 Registration of 6,000,000 shares of common stock

We hereby consent to the incorporation by reference therein of our Auditors’ Report dated July 7, 2004, to the Stockholders and Board of Directors with respect to the financial statements of Ganestate Entertainment, Inc. (formerly LanWerX Enteraintment, Inc.) (formerly Luna Medical Technologies Inc.) (a development stage company) included in its annual report filed with the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2004 on Form 10-KSB.

                           Sincerely,

                           /s/ MacKay LLP
Vancouver, British Columbia, Canada              Chartered Accountants
July 27, 2004